Exhibit 16.1

October 6, 2010

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously engaged as principal accountants to audit the financial statements of  Eola Property Trust and the Eola Predecessor Companies, (collectively, the “Company”) for inclusion in the Form S-11 of Eola Property Trust.  We were also previously engaged as principal accountants for VFG Holdings LLC, JAX-ISQ LLC, Orlando Centre Syndication Partners JV LP and MFM REIT LLC (collectively, the “Investees”) and for Eola Portfolio, ACP Southeast Portfolio, and ACP Mid-Atlantic Portfolio (collectively, the “Signficant Proposed Acquisitions”).  On August 25, 2010, we were dismissed, effective immediately, with respect to the Company and the Investees and we were notified that we would be dismissed upon completion of our audits of the Significant Proposed Acquisitions.  Our audits of the Significant Proposed Acquisitions have since been completed

We have read the  statements included under the heading “Change in Independent Registered Public Accounting Firm” in the Form S-11 of Eola Property Trust  dated October 6, 2010 , and we agree with such statements, except that we are not in a position to agree or disagree with (i) the statement that Ernst & Young LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the financial statements of Eola Property Trust or Eola Predecessor Companies or (ii) the statement that the Company is in the process of addressing the material weakness identified by us and its timetable for remedying such material weakness.

Very truly yours,

/s/ KPMG LLP